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                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 27, 2006 (which report expresses an unqualified opinion on the financial statements of the Wichita Division of the Boeing Commercial Airplane Group of the Boeing Company (the "Division's financial statements") and includes an explanatory paragraph referring to the basis of presentation) relating to the Division's financial statements appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/  Deloitte & Touche LLP

Seattle, Washington
November 20, 2006